QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.5

GLG LIFE TECH CORPORATION

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(AMENDED)

For the Three Months and Nine Months Ended September 30, 2009
(Unaudited)

GLG LIFE TECH CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Canadian Dollars)
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$8,894,543	$7,362,671
Short term investments (Note 5)	—	365,785
Accounts receivable	1,134,338	2,714,114
Interest receivable	—	3,651
Taxes recoverable	4,360,011	1,504,000
Inventory (Note 6)	28,771,198	33,057,690
Prepaid expenses	12,054,909	7,380,086

	55,214,999	52,387,997
Property, Plant, and Equipment (Note 7)	89,340,484	83,366,043
Goodwill	7,587,798	7,587,798
Restricted Cash (Note 8)	10,000	100,710
Deferred Charges	96,123	125,261
Intangible Assets (Note 9)	29,805,172	30,793,314

	$182,054,576	$174,361,123

LIABILITIES
Current Liabilities
Short term bank loans (Note 10)	$35,639,000	$10,231,500
Accounts payable and accruals	17,839,630	17,167,567
Interest payable	81,085	1,063,729
Advances from customers (Note 11)	3,296,271	24,492,000
Due to related party (Note 17c)	6,754,860	—
Deferred Revenue	—	1,995,000

	63,610,846	54,949,796
Non current bank loan (Note 10)	9,420,000	—
Future income taxes	2,343,024	2,414,642

	75,373,870	57,364,438
NON-CONTROLLING INTERESTS	47,376	167,211
SHAREHOLDERS' EQUITY
Share capital (Notes 13 and 14)	95,388,996	93,355,149
Warrants (Note 13)	—	11,477,908
Contributed surplus	14,805,385	3,347,623
Accumulated other comprehensive income	8,216,236	20,696,008
Deficit	(11,777,287)	(12,047,214)

	106,633,330	116,829,474

	$182,054,576	$174,361,123

Description of business and going concern (Note 1)
Commitments (Note 18)

(Signed) "Brian Palmieri" Director	(Signed) "Jinduo Zhang" Director

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Periods Ended September 30, 2009 and 2008
(In Canadian Dollars)
(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008
REVENUE	$14,813,642	$3,302,176	$28,619,448	$5,234,730

	14,813,642	3,302,176	28,619,448	5,234,730
COST OF SALES	10,718,257	2,470,654	21,463,160	3,842,766

GROSS PROFIT	4,095,385	831,522	7,156,288	1,391,964
GENERAL AND ADMINISTRATIVE EXPENSES	2,935,419	1,685,941	8,171,127	3,828,020

INCOME (LOSS) BEFORE THE UNDERNOTED	1,159,966	(854,419)	(1,014,839)	(2,436,056)
OTHER INCOME (EXPENSES)
Donation	—	(1,075)	—	(22,749)
Interest expense	(885,977)	(353,159)	(1,982,466)	(1,686,795)
Interest income	42,492	236,961	77,280	636,705
Foreign exchange gain (loss)	1,902,808	4,257	3,219,210	1,940

	1,059,323	(113,016)	1,314,024	(1,070,899)

INCOME (LOSS) BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	2,219,289	(967,435)	299,185	(3,506,955)
INCOME TAXES EXPENSE	(861,891)	—	(151,403)	—

INCOME (LOSS) BEFORE NON-CONTROLLING INTERESTS	1,357,398	(967,435)	147,782	(3,506,955)
NON-CONTROLLING INTERESTS	41,458	15,452	122,145	15,452

NET INCOME (LOSS)	1,398,856	(951,983)	269,927	(3,491,503)
DEFICIT, beginning of period	(13,176,143)	(3,980,192)	(12,047,214)	(1,440,672)

DEFICIT, end of period	(11,777,287)	(4,932,175)	(11,777,287)	(4,932,175)

NET INCOME (LOSS) PER SHARE
Basic	$0.02	$(0.01)	$0.00	$(0.05)
Diluted	0.02	(0.01)	0.00	(0.05)

NET INCOME (LOSS)	1,398,856	(951,983)	269,927	(3,491,503)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on translation of self-sustaining operations	(7,378,537)	2,766,692	(12,479,772)	7,887,750

COMPREHENSIVE INCOME (LOSS)	(5,979,681)	1,814,709	(12,209,845)	4,396,247

Weighted Average Number of Shares Outstanding
Basic	80,618,392	73,131,253	79,234,614	70,418,638
Diluted	92,442,092	73,131,253	97,335,605	70,418,638

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

For the Periods Ended September 30, 2009
(In Canadian Dollars)
(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008
Cash provided by (used in)
Operating activities
Net income (loss)	$1,398,856	$(951,983)	$269,927	$(3,491,503)
Items not affecting cash:
Accretion on convertible debenture	—	—	—	839,632
Stock-based compensation	749,489	61,283	1,724,701	91,924
Amortization of property, plant and equipment & intangibles	1,549,465	655,773	4,213,282	1,397,624
Foreign exchange gain	(1,902,808)	—	(3,219,210)	—
Future income tax expense (recovery)	598,958	—	(184,856)	—
Non-controlling interests	(41,458)	15,452.00	(122,145)	15,452

	2,352,502	(219,475)	2,681,699	(1,146,871)
Changes in non-cash working capital (Note 15)	(6,915,849)	(7,667,525)	(5,442,232)	(8,049,600)

Cashflow used by operating activities	(4,563,347)	(7,887,000)	(2,760,533)	(9,196,471)

Investing activities
Decrease in short term investment	333,664	—	349,075	—
Increase in loan receivable	—	(77,399)	—	(117,999)
Decrease in restricted cash	90,902	—	90,710	—
Purchase of property, plant and equipment	(8,612,768)	(18,625,895)	(22,242,626)	(32,163,549)

Cash flow used by investing activities	(8,188,202)	(18,703,294)	(21,802,841)	(32,281,548)

Financing activities
Issuance of bank debt	12,634,000	—	38,541,000	—
Issuance of common shares	—	5,230,500	288,999	17,865,873
Advance from related parties	4,789,414	—	7,106,014	(410,078)
Repaid advance from a customer	(13,019,202)	(2,940,722)	(18,862,472)	(3,533,049)
Increase in advance from a customer	—	21,198,000	—	21,198,000

Cash flow from financing activities	4,404,212	23,487,778	27,073,541	35,120,746

Effect of foreign exchange rate changes on cash and cash equivalents	(1,149,281)	3,018,677	(978,295)	8,393,816

CHANGE IN CASH AND CASH EQUIVALENTS	(9,496,618)	(83,839)	1,531,872	2,036,544
CASH AND CASH EQUIVALENTS, beginning of period	18,391,161	30,373,963	7,362,671	28,253,580

CASH AND CASH EQUIVALENTS, end of period	$8,894,543	$30,290,124	$8,894,543	$30,290,124

CASH FLOW SUPPLEMENTARY INFORMATION
Interest paid	$885,977	$469,105	$1,982,466	$1,069,848
Increase (Decrease) in accounts payable and accruals related to the purchase of property, plant and equipment	(2,700,724)	—	(1,283,898)	—
Decrease (Increase) in prepaid expense related to the purchase of property, plant and equipment	(4,339,067)	—	(3,263,049)	—

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Period Ended September 30, 2009
(In Canadian Dollars)
(Unaudited)

	Share Capital	Warrants	Equity portion of convertible debenture	Contributed Surplus	Accumulated Other Comprehensive Income ("AOCI")	Deficit
Balance, December 31, 2007	$61,052,731	$15,378,511	$1,513,003	$1,702,716	$(1,307,926)	$(1,440,672)
Warrant exercised by a customer	20,235,133	(2,453,160)	—	—	—	—
Warrant expired	—	(1,447,443)	—	1,447,443	—	—
Options exercised	125,527	—	—	(63,107)	—	—
Convertible debenture converted into common shares	7,513,004	—	(1,513,003)	—	—	—
Issuance of restricted shares	1,060,004	—	—	—	—	—
Options granted	—	—	—	260,571	—	—
Common shares issued	3,368,750	—	—	—	—	—
Change in foreign currency translation	—	—	—	—	22,003,934	—
Net loss	—	—	—	—	—	(10,606,542)

Balance, December 31, 2008	$93,355,149	$11,477,908	$—	$3,347,623	$20,696,008	$(12,047,214)

Warrant expired	—	(11,477,908)	—	11,477,908	—	—
Options exercised	581,178	—	—	(292,179)	—	—
Stock based compensation	1,452,669	—	—	272,033	—	—
Change in foreign currency translation	—	—	—	—	(12,479,772)	—
Net income	—	—	—	—	—	269,927

Balance, September 30, 2009	$95,388,996	$—	$—	$14,805,385	$8,216,236	$(11,777,287)

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS AND GOING CONCERN

  The Company was incorporated under the Companies Act (British Columbia) on June 5, 1998. On March 14, 2007, the Company changed its name to GLG Life Tech Corporation ("GLG" or the "Company"). The principal business of the Company is to manufacture and sell a refined form of stevia.

  These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future, and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has generated negative cash flows from operations, is reliant on external sources of financing and has a cumulative deficit of $11,777,287 and a working capital deficiency of $8,395,847 as at September 30, 2009. Accordingly, there is significant uncertainty about the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the company be unable to continue as a going concern and such adjustments could be material. The Company's ability to continue as a going concern is still dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and to repay its liabilities arising from normal business operations when they come due. The Company must also meet its obligations under a supply agreement with a Strategic Customer and its other commitments (notes 12 and 18). The outcome of these matters cannot be predicted with certainty at this time.

  Management plans to secure the necessary financing through a combination of use and renewal of existing credit facilities, the issue of new equity or debt instruments and entering into joint venture arrangements. There can be no assurance that these initiatives will be successful.

2.     SIGNIFICANT ACCOUNTING POLICIES

  The accompanying unaudited interim consolidated financial statements include the accounts of the Company and all its significantly owned subsidiaries as stated in Note 2a to the 2008 annual consolidated financial statements of the Company, and the account of the Company's wholly owned subsidiary, Qingdao Runhao Rebiana High Tech Company Limited.

  All inter-company balances and transactions have been eliminated upon consolidation.

  The unaudited interim consolidated financial statements for the Company are prepared using the accounting policies disclosed in Note 2 to the 2008 annual consolidated financial statements of the Company, with the exception of the changes in accounting policies described below in Note 3 — Changes in Accounting Policies.

  In accordance with Canadian generally accepted accounting principles ("GAAP"), these interim financial statements do not include all of the financial statement disclosures required for annual financial statements and should be read in conjunction with the 2008 annual consolidated financial statements of the Company. In management's opinion, the financial statements reflect all adjustments that are necessary for a fair presentation of the results for the interim periods presented.

3.     CHANGES IN ACCOUNTING POLICIES

  Effective January 1, 2009, the Company adopted Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3064, "Goodwill and Intangible Assets." This new standard replaces section 3062, "Goodwill and Other Intangible Assets" and Section 3450, "Research and Development Costs," and focuses on the criteria for asset recognition in the financial statements, including those internally developed. The adoption of this standard did not have an impact on the Company's consolidated financial position or results of operations.

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.     CHANGES IN ACCOUNTING POLICIES (Continued)

  Effective January 1, 2009, the Company adopted the Emerging Issues Committee ("EIC") Abstract EIC-173, "Credit Risk and the Fair Value of Financial Assets and Financial Liabilities," issued by CICA. This standard requires the Company to consider its own credit risk as well as the credit risk of its counterparty when determining the fair value of financial assets and liabilities, including derivative instruments. The adoption of this standard did not have an impact on the valuation of the Company's financial assets or liabilities.

4.     RECENT ACCOUNTING PRONOUNCEMENTS

  In January 2009, the CICA issued the new Handbook Section 1582, "Business Combinations," which requires that all assets and liabilities of an acquired business be recorded at fair value at acquisition. Obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date. The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges be expensed in periods after the acquisition date. The new standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or after January 1, 2011. Although the Company is considering the impact of adopting this pronouncement on the consolidated financial statements, it will be limited to any future acquisitions beginning in fiscal 2011.

  In January 2009, the CICA issued Section 1601, "Consolidated Financial Statements," which will replace CICA section 1600 of the same name. This guidance requires uniform accounting policies to be consistent throughout all consolidated entities and the difference between reporting dates of a parent and a subsidiary to be no longer than three months. These are not explicitly required under the current standard. Section 1601 is effective for the Company on January 1, 2011 with early adoption permitted. This standard will have no impact on the Company.

  In January 2009, the CICA issued Section 1602, "Non-controlling Interests," which will replace CICA Section 1600, "Consolidated Financial Statements." Under this new guidance, when there is a change in control the previously held interest is revalued at fair value. Currently a gain of control is accounted for using the purchase method and a loss of control is accounted for as a sale resulting in a gain or loss in earnings. In addition, non-controlling interests ("NCI") can be in a deficit position because it is recorded at fair value. Currently, NCI is recorded at the carrying amount and can only be in a deficit position if the NCI has an obligation to fund the losses. Section 1602 is effective for the Company on January 1, 2011 with early adoption permitted.

5.     SHORT TERM INVESTMENTS

  At September 30, 2009, the Company has no short term investments. At December 31, 2008, the Company had $365,785 (RMB 2,037,800) of 6-month term deposits with the Bank of China, which bore interest rate of 3.78% per annum.

6.     INVENTORY

  For the three and nine months ended September 30, 2009, the amount of inventories charged to cost of sales was $10,301,851 and $20,245,663, respectively (three months ended September 30, 2008 — $2,151,362, nine months ended September 30, 2008 — $3,734,728). There was no write-down of inventories during the periods, nor any reversal of any write-down. For the nine months ended September 30, 2009, $602,449 of interest is capitalized as a cost of inventory. No interest has been capitalized as a cost of inventory for the three months ended September 30, 2009 (three months and nine months ended September 30, 2008 — $113,035).

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.     INVENTORY (Continued)

	September 30, 2009	December 31, 2008
Raw material	$1,925,866	$22,920,668
Work in process	24,994,160	8,905,270
Finished goods	1,851,172	1,231,752

	$28,771,198	$33,057,690

7.     PROPERTY, PLANT AND EQUIPMENT

	September 30, 2009			December 31, 2008
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Ion exchange resin equipment	$15,396,449	$1,457,481	$13,938,968	$9,673,435	$944,565	$8,728,870
Manufacturing equipment and Biological assets	32,252,536	2,467,742	29,784,794	7,951,867	730,566	7,221,301
Buildings	33,282,269	983,923	32,298,345	2,809,244	112,508	2,696,736
Leasehold land use rights and Construction in progress	12,416,556	27,616	12,388,940	64,238,039	—	64,238,039
Computer equipment and software	758,822	68,056	690,767	377,080	15,556	361,524
Motor vehicles and Furniture and fixture	285,459	46,788	238,670	142,843	23,270	119,573

	$94,392,088	$5,051,605	$89,340,484	$85,192,508	$1,826,465	$83,366,043

  The leasehold represents land use rights for a term of 50 years. Under the People's Republic of China ("PRC") law, land use rights can be revoked and the tenants can be forced to vacate at any time when re-development of the land is in the public interest.

  The total amortization charged to cost of sales for the three months and nine months ended September 30, 2009 were $942,139 and $1,946,308 (three months ended September 30, 2008 — $585,889, nine months ended September 30, 2008 — $733,575).

  $82,108 of interest was capitalized to property, plant and equipment during the three months and nine months periods ended September 30, 2009 (three months ended September 30, 2008 — nil, nine months ended September 30, 2008 — $169,912). Testing and preparation charges incurred in the two new leaf processing facilities totaling $674,007 has been capitalized during the nine month period ended September 30, 2009 (three months and nine months ended September 30, 2008 — nil).

8.     RESTRICTED CASH

  As at September 30, 2009, the Company has $10,000 (December 31, 2008 — $100,710) in restricted cash invested in a guaranteed investment certificate, that is required as collateral for the Company's credit cards issued to several employees.

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.     INTANGIBLE ASSETS

	September 30, 2009			December 31, 2008
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Customer relationship	$15,416,254	$581,165	$14,835,089	$15,416,254	$208,230	$15,208,024
Patents and acquired technologies	16,243,752	1,273,669	14,970,083	16,243,752	658,462	15,585,290

	$31,660,006	$1,854,834	$29,805,172	$31,660,006	$866,692	$30,793,314

  For the three and nine months ended September 30, 2009, $203,417 and $372,932 amortization of intangible assets was recorded to cost of sales (three months ended September 30, 2008 — $90,970, nine months ended September 30, 2008 — $96,806) and $205,070 and $615,210 was recorded to general and administrative expenses, respectively (three months ended September 30, 2008 — $160,938, nine months ended September 30, 2008 — $482,813).

10.   BANK LOANS

  The short-term bank loans are made up of the following:

Loan amount in C$	Loan amount in RMB	Maturity Date	Interest rate per annum	Lender
$5,809,000	37,000,000	November 20, 2009	6.66%	Dongtai Rural Credit Union
7,850,000	50,000,000	December 25, 2009	5.31%	Construction Bank of China
4,710,000	30,000,000	March 31, 2010	5.31%	Construction Bank of China
3,140,000	20,000,000	April 29, 2010	5.31%	Construction Bank of China
9,420,000	60,000,000	June 15, 2010	5.31%	Agricultural Bank of China
4,710,000	30,000,000	June 24, 2010	4.86%	Construction Bank of China

$35,639,000	227,000,000

  The non current bank loan is made up of the following:

Loan amount in C$	Loan amount in RMB	Maturity Date	Interest rate per annum	Lender
$9,420,000	60,000,000	June 29, 2011	5.40%	Agricultural Bank of China

  The Company's subsidiaries have been pledged as collateral for the loans. Two pieces of land of two subsidiaries were also used as collateral for the above facilities.

  Unused amount available to borrow under existing loan facilities was $20,410,000 as at September 30, 2009.

11.   ADVANCES FROM CUSTOMERS AND INTEREST PAYABLE

  The $3,296,271 (US$3,074,306) advance from customer was related to a supply and prepayment agreement entered into by the Company in 2008 whereby the Strategic Customer financed $24,492,000 (US$20,000,000) for the purchase of stevia leaves for 2009 orders to be further processed into the stevia extract to be shipped to the Strategic Customer. The prepayment and accrued interest will be repaid by way of the sale of stevia extracts to the Strategic Customer by October 15, 2009. Interest at LIBOR + 6% is charged per annum. The prepayment is collateralized by a general security agreement over all assets of the

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   ADVANCES FROM CUSTOMERS AND INTEREST PAYABLE (Continued)

  Company. There is a covenant that at any time during the period the advance remains outstanding, the Company cannot incur more than US$80 million of indebtedness for plant expenditure or additional leaf financing beyond the US$20 million associated with this prepayment. The principal balance of the advance as of September 30, 2009 was $3,296,271 (US$3,074,306) (December 31, 2008 — $24,492,000 or US$20,000,000) and interest accrued was $844 (US$786) (three months and nine months ended September 30, 2008 — $408,742 or US$385,642).

  Subsequent to September 30, 2009, the Company extended the repayment terms from October 15, 2009 to November 15, 2009 at interest rate of LIBOR + 7% per annum.

12.   ECONOMIC DEPENDENCE

  In 2007, the Company entered into a five year renewable supply agreement with the Strategic Customer to supply the Strategic Customer with stevia product and replaced that agreement with a 10-year strategic alliance agreement with the Strategic Customer in May 2008. The agreement outlines annual minimum purchase and supply quantities over the term of the agreement. For each of years two and three, once volume and price have been agreed, the Strategic Customer will be required to either take the committed volume or pay the agreed price.

  The supply agreement with the Strategic Customer accounts for 95% of revenue for the nine month period ended September 30, 2009 (nine months ended September 30, 2008 — 66%).

  The Company also received an advance from the Strategic Customer in fiscal 2008 as described in note 11.

13.   SHARE CAPITAL

  a)    Capital Stock

          Authorized

    Unlimited number of common shares with no par value

          Common shares

    The holders of common shares are entitled to one vote per share

	Number of Shares	Amount
Balance at December 31, 2007	65,584,060	$61,052,731
Warrants exercised	5,085,839	20,235,133
Options exercised	208,067	125,527
Issuance of restricted shares	1,290,614	1,060,004
Convertible debenture converted into common shares	1,976,082	7,513,004
Shares issued for AHTD intangible	4,375,000	3,368,750

Balance at December 31, 2008	78,519,662	$93,355,149
Options exercised	963,333	581,178
Shares cancelled	(4)	—
Issuance of restricted shares	1,135,400	244,022
Stock based compensation on previously issued restricted shares	—	1,208,647

Balance at September 30, 2009	80,618,391	$95,388,996

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.   SHARE CAPITAL (Continued)

  b)    Warrants

    All the Company's share purchase warrants expired before September 30, 2009. A summary of the changes since December 31, 2007 is presented below:

	Number of Warrants	Amount
Balance at December 31, 2007	27,574,585	$15,378,511
Warrants exercised by a customer	(5,085,839)	(2,453,160)
Warrants expired	(3,591,411)	(1,447,443)

Balance at December 31, 2008	18,897,335	$11,477,908
Warrants expired	(18,897,335)	(11,477,908)

Balance at September 30, 2009	—	—

14.   STOCK OPTIONS AND RESTRICTED SHARES

  The Company is subject to the policies of the Toronto Stock Exchange ("TSX"), under which it is authorized to grant options to officers, directors, employees and consultants enabling them to purchase common stock of the Company. The Company has one stock option and restricted shares plan ("Plan") which was amended and effective as of May 16, 2008. The Plan is administered by the Board of Directors, which determines individual eligibility under the Plan.

  Stock options

  Under the Plan, options granted are non-assignable and the number of common shares available for issue is a maximum of 10% of the issued and outstanding common shares of the Company inclusive of any restricted shares granted under the Plan. The maximum term of an option is 5 years from the date of grant.

  The fair value of the options granted in 2008 and 2009 has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2009	2008
Risk-free interest rate	3.00%	3.00%
Dividend yield	0%	0%
Volatility	76%	141%
Expected option life	5 years	5 years
Expected forfeiture per year	5%	5%

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   STOCK OPTIONS AND RESTRICTED SHARES (Continued)

  The following is a summary of option transactions:

	Number of Shares	Weighted Average Exercise Price Per Share
Balance, December 31, 2007	5,568,067	$0.30
Options granted	183,866	3.91
Options exercised	(208,067)	0.30

Balance, December 31, 2008	5,543,866	$0.42
Options granted	364,600	2.15
Options exercised	(963,333)	0.30

Balance, September 30, 2009	4,945,133	$0.57

  The following table summarizes information about stock options outstanding at September 30, 2009:

Exercise Prices	Number Outstanding at September 30, 2009	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at September 30, 2009	Weighted Average Exercise Price
$0.30	4,396,667	0.72	$0.30	4,396,667	$0.30
0.80	5,000	4.16	0.80	—	—
2.15	364,600	5.00	2.15	—	—
4.00	178,866	3.62	4.00	50,782	4.00

	4,945,133	1.15	$0.41	4,447,449	$0.34

  $100,795 and $272,032 have been recorded as stock-based compensation expense on the consolidated statement of operations for the three month and nine month periods ended September 30, 2009, respectively (three months ended September 30, 2008 — $18,322, nine months ended September 30, 2008 — $27,483).

  Restricted shares

  Under the Plan, restricted shares granted are non-assignable and the number of common shares available for issue is a maximum of 10% of the issued and outstanding common shares in the Company inclusive of any stock options granted under the Plan. Holders of restricted shares are entitled to voting rights and dividends. The maximum vesting period for restricted shares is 5 years from the date of grant. Restricted shares issued to certain employees have certain performance criteria, which are based on production and financial targets.

  1,135,400 restricted shares were issued in 2009 with a fair value of $2,441,110 (September 30, 2008 — 1,179,614 restricted shares with a fair value of $2,386,664).

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   STOCK OPTIONS AND RESTRICTED SHARES (Continued)

  Of the total 2,426,014 restricted shares outstanding, 45,436 non-performance based restricted shares vested in the nine months period ended September 30, 2009. The unvested restricted shares are as follows:

Numbers of restricted shares	Vesting period (years)	Performance based
120,000	1.15	No
1,125,178	1.62	Yes
56,000	0.75	No
1,079,400	2.75	Yes

2,380,578	2.09

  $648,694 and $1,452,669 have been recorded as stock-based compensation expense on the consolidated statements of operations for the three and nine month periods ended September 30, 2009, respectively (three months ended September 30, 2008 — $42,961, nine months ended September 30, 2008 — $64,441) based on achieving certain performance conditions.

15.   CHANGES IN NON-CASH WORKING CAPITAL

	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008
Accounts receivable	$(533,734)	$988,644	$1,314,562	$2,405,083
Interest receivable	—	137,948	3,651	(46,357)
Loan receivable	—	—	—	—
Taxes recoverable	(179,085)	(123,471)	(3,318,338)	325,583
Inventory	1,518,808	(12,496,192)	1,964,270	(13,697,184)
Prepaid expenses	(9,903,718)	359,839	(6,061,632)	(570,833)
Deferred charges	3,173	—	14,660	—
Accounts payable and accruals	2,780,099	799,144	3,618,239	854,923
Interest payable	63,608	16,813	(982,644)	29,435
Deferred revenue	(665,000)	2,649,750	(1,995,000)	2,649,750

	$(6,915,849)	$(7,667,525)	$(5,442,232)	$(8,049,600)

16.   SEGMENTED INFORMATION

  The Company operates in one reportable operating segment, being the manufacturing and selling of a refined form of stevia and has operations in Canada and China.

September 30, 2009	Canada	China	Total
Property, Plant, and Equipment	$4,087	$89,336,397	$89,340,484
Revenue	23,870,879	4,748,569	28,619,448

September 30, 2008	Canada	China	Total
Property, Plant, and Equipment	$956	$45,455,378	$45,456,334
Revenue	—	5,234,730	5,234,730

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   RELATED PARTY TRANSACTIONS

  During the period, the Company entered into the following transactions with related parties:

  a)
  Pursuant to consulting agreements between the Company and officers of the Company, consulting fees of $157,773 and $528,356 were expensed for the three month and nine month periods ended September 30, 2009, respectively (three months ended September 30, 2008 — $135,963, nine months ended September 30, 2008 — $396,297), of which $309,738 remained as an accounts payable as at September 30, 2009 (December 31, 2008 — $75,000).

  b)
  Pursuant to a management services agreement, the Company recorded management expenses of $89,822 and $272,601 for the three month and nine month periods ended September 30, 2009, respectively (three months ended September 30, 2008 — $89,309, nine months ended September 30, 2008 — $280,117) to a company controlled by senior executives for management services provided to the Company, of which $272,601 remained as an accounts payable as at September 30, 2009 (December 31, 2008 — Nil)

  c)
  During the period, the Company obtained the following unsecured short term loans from related parties:

Loan amount in C$	Loan amount in US$	Maturity Date	Interest rate per annum	Related Party
$214,440	$200,000	January 14, 2010	8%	a director
2,144,400	2,000,000	June 28, 2010	HSBC Bank Canada US Dollar prime rate + 3%	a director and officer
1,715,520	1,600,000	July 13, 2010	HSBC Bank Canada US Dollar prime rate + 3%	a director and officer
2,680,500	2,500,000	August 25, 2010	HSBC Bank Canada US Dollar prime rate + 3%	a director and officer

$6,754,860	$6,300,000

  These transactions were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

18.   COMMITMENTS

  a)
  The Company has two 5-year operating leases with respect to land and production equipment at the Qingdao factory in China. The leases expire in 2011, and the annual minimum lease payments are approximately $157,000 (RMB 1,000,000).

  b)
  The Company entered into a 30-year agreement with the Dongtai City Municipal Government, located in the Jiangsu Province of China, for approximately 50 acres of land for its seed base operation. Rent of approximately $124,030 (RMB 790,000) is paid every 10 years.

  c)
  The Company entered into an office lease with one year term commencing on May 1, 2009. Commitments for 2009 and 2010 on the new lease are $19,743 and $26,324, respectively.

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.   COMMITMENTS (Continued)

    The minimum operating lease payments related to the above are summarized as follow:

2009	$98,243
2010	183,324
2011	157,000
2012	—
2013	—
Thereafter	248,060

Total	$686,627

  d)
  The Company is committed to deliver US$ 25,200,000 of stevia extract which the US$ 20,000,000 advance from a Strategic Customer (Note 11) will be applied against. The delivery period was contracted over the period from October 1, 2008 and extended to November 30, 2009 from September 30, 2009

  e)
  In April 2008, the Company signed a 20-year agreement with the government of Juancheng County in the Shandong Province of China, which gave the Company exclusive rights to build and operate a stevia processing factory as well as the exclusive right to purchase high quality stevia leaf grown in that region. The agreement requires the Company to make a total investment in the Juancheng region of US 60 million over the course of the 20-year agreement to retain its exclusive rights. As of September 30, 2009, the Company has not made any investment in the region.

  f)
  In May 2009, the Company signed an investment agreement with the Qingdao Export Process Zone to build a Stevia processing facility. The investment agreement calls for the Company to invest US$30 million in registered capital within two years. This timetable for investment can be extended by an additional year if the Company makes the request to the Government. The first phase of its facility construction is targeted to deliver a 1,000 metric ton rebiana facility by the end of 2009. As at September 30, 2009, the Company has invested approximately US$ 13 million and has entered into US 6 million of construction commitments associated with the construction of the facility.

19.   SUBSEQUENT EVENT

  On October 9, 2009, the Company obtained a non secured short term loan of $536,100 (US$500,000) from an unrelated party maturing on October 7, 2010 at interest rate of 8% per annum.

  On October 21, 2009, the State Tax Bureau of Anhui Province in China informed the Company that its 100% owned subsidiary — Chuzhou Runhai Stevia High Tech Company Limited — "Runhai" would receive an enterprise tax exemption on revenues generated for its RA 60 product by that subsidiary. RA 60 products are recognized as primary outputs of Agricultural Products by the Ministry of Finance and State Administration of Taxation which are subject to preferential policies on Enterprise Income tax. As RA 60 is the only product produced by Runhai, this exemption is expected to result in zero enterprise tax payable by Runhai. Runhai is currently subject to a 25% corporate tax rate.

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  US GAAP accounting principles used in the preparation of these consolidated financial statements conform in all material respects to Canadian GAAP, except as set out below.

  (a)
  The Company capitalized interest costs for routine inventories produced in large quantities on a repetitive basis for the nine months periods ended September 30, 2009 and 2008. The Company also expensed such capitalized interest as costs of sales in the nine months period ended September 30, 2009. In accordance with U.S. GAAP ACS 835-20-15-6 interest costs are not capitalized for routine inventories produced in large quantities on a repetitive basis, and accordingly not allowed to be recorded as costs of sales. As at September 30, 2009, these adjustments resulted a decrease in inventory of $220,634 (December 31, 2008 — $523,272), a decrease in cost of sales for the nine months ended September 30, 2009 of $905,086 (September 30, 2008 — nil) and an increase in interest expense for the nine months ended September 30, 2009 of $602,449 (September 30, 2008 — $353,159).

  (b)
  In accordance with Canadian GAAP, proceeds from the issuance of convertible loans and detachable warrants are allocated to long term convertible term loans and shareholders' equity, resulting in a debt discount that was amortized to interest expense over the term of the loans. In accordance with U.S. GAAP ASC 470-20-25-2 through 25-3 and ASC 470-20-30-1 through 30-2, the proceeds from the issuance of convertible loans and detachable warrants are allocated to the warrants and convertible debt on a relative fair value basis. The difference in allocation among convertible loans, detachable warrants, and the convertible loan's equity component between U.S. GAAP and Canadian GAAP resulted in an increase in warrants of $243,183, contributed surplus of $1,186,147 and a decrease in share capital of $596,716.

  (c)
  In accordance with Canadian GAAP, a subtotal is included in cash flows from operating activities. Under US GAAP, no such subtotal would be disclosed.

  (d)
  In accordance with U.S. GAAP under ACS 835-20, interest costs, including interest and accretion on convertible instrument, are capitalized as part of the historical cost of acquiring certain qualifying assets, which require a period of time to prepare for their intended use. Capitalization is not required under Canadian GAAP, resulting a net increase of $3,929,979 in plant and equipment as at September 30, 2009 (December 31, 2008 — $3,654,274) and a decrease in interest expense for the nine months ended September 30, 2009 of $424,565 (September 30, 2008 — $1,686,795).

  (e)
  In accordance with U.S. GAAP under ACS 810-10, Noncontrolling Interests in Consolidated Financial Statements, which establishes requirements for ownership interests in subsidiaries held by parties other than the Company to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any non controlling equity investments in unconsolidated subsidiaries must be measured initially at fair value. This guidance is effective for fiscal years beginning after December 15, 2008. The Company has retrospectively applied the presentation to prior year resulting in a change in the financial statement presentation of its non-controlling interests.

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  The reconciliation of the consolidated balance sheets and consolidated statements of operations, cash flows, comprehensive income and equity are presented below:

  Consolidated Balance Sheets

	September 30, 2009			December 31, 2008
	U.S. GAAP	Recon. Items	Canadian GAAP	U.S. GAAP	Recon. Items	Canadian GAAP
	(In Canadian Dollars)
CURRENT ASSETS
Cash and cash equivalents	$8,894,543		$8,894,543	$7,362,671		$7,362,671
Investment	—		—	365,785		365,785
Accounts receivable	1,134,338		1,134,338	2,714,114		2,714,114
Interest receivable	—		—	3,651		3,651
Taxes recoverable	4,360,011		4,360,011	1,504,000		1,504,000
Inventories (a)	28,550,564	(220,634)	28,771,198	32,534,418	(523,272)	33,057,690
Prepaid and deposits	12,054,909		12,054,909	7,380,086		7,380,086

	54,994,365	(220,634)	55,214,999	51,864,725	(523,272)	52,387,997
PLANT AND EQUIPMENT (d)	93,270,463	3,929,979	89,340,484	87,020,317	3,654,274	83,366,043
GOODWILL	7,587,798		7,587,798	7,587,798		7,587,798
RESTRICTED CASH	10,000		10,000	100,710		100,710
DEFERRED CHARGES	96,123		96,123	125,261		125,261
INTANGIBLE ASSETS	29,805,172		29,805,172	30,793,314		30,793,314

TOTAL ASSETS	$185,763,921	$3,709,345	$182,054,576	$177,492,125	$3,131,002	$174,361,123

CURRENT LIABILITIES
Short term bank loans	35,639,000		35,639,000	10,231,500		10,231,500
Accounts payable	17,839,630		17,839,630	17,167,567		17,167,567
Due to related parties	6,754,860		6,754,860	—		—
Interest payable	81,085		81,085	1,063,729		1,063,729
Advances to a customer	3,296,271		3,296,271	24,492,000		24,492,000
Deferred revenue	—		—	1,995,000		1,995,000

	63,610,846		63,610,846	54,949,796		54,949,796
Non current bank loan	9,420,000		9,420,000	—		—

	73,030,846		73,030,846	54,949,796		54,949,796
FUTURE INCOME TAXES	2,343,024		2,343,024	2,414,642		2,414,642
NONCONTROLLING INTERESTS (e)	—	(47,376)	47,376	—	(167,211)	167,211
SHAREHOLDER'S EQUITY
Share capital (b)	94,792,280	(596,716)	95,388,996	92,758,433	(596,716)	93,355,149
Warrants (b)	—		—	11,721,091	243,183	11,477,908
Contributed surplus (b)	16,234,715	1,429,330	14,805,385	4,533,770	1,186,147	3,347,623
Accumulated other comprehensive income	8,216,236		8,216,236	20,696,008		20,696,008
Deficit	(8,900,556)	2,876,731	(11,777,287)	(9,748,826)	2,298,388	(12,047,214)

	110,342,675	3,709,345	106,633,330	119,960,476	3,131,002	116,829,474
NONCONTROLLING INTERESTS (e)	47,376	47,376	—	167,211	167,211	—

TOTAL SHAREHOLDER'S EQUITY	110,390,051	3,756,721	106,633,330	120,127,687	3,298,213	116,829,474

TOTAL LIABILITIES AND
SHAREHOLDERS EQUITY	$185,763,921	$3,709,345	$182,054,576	$177,492,125	$3,131,002	$174,361,123

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  Consolidated Statements of Income and Deficit

	Nine months ended
	September 30, 2009			September 30, 2008
	U.S. GAAP	Recon. Items	Canadian GAAP	U.S. GAAP	Recon. Items	Canadian GAAP
REVENUE
Sales	$28,619,448		$28,619,448	$5,234,730		$5,234,730
Cost of Sales (a)	20,558,074	(905,086)	21,463,160	3,842,766		3,842,766

GROSS MARGIN	8,061,374	905,086	7,156,288	1,391,964		1,391,964

GENERAL AND ADMINISTRATIVE EXPENSES (d)	8,319,987	148,860	8,171,127	3,828,020		3,828,020

NET INCOME (LOSS) BEFORE THE UNDERNOTED	(258,612)	756,227	(1,014,839)	(2,436,056)		(2,436,056)
OTHER INCOME (EXPENSES)
Donations	—		—	(22,749)		(22,749)
Interest expense	(2,160,350)	(177,884)	(1,982,466)	—	1,686,795	(1,686,795)
Interest income	77,280		77,280	636,705		636,705
Foreign exchange gain	3,219,210		3,219,210	1,940		1,940

NET INCOME (LOSS) BEFORE INCOME TAXES	877,528	578,343	299,185	(1,820,160)	1,686,795	(3,506,955)
Income taxes expense	(151,403)		(151,403)	—		—

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST	726,125	578,343	147,782	(1,820,160)	1,686,795	(3,506,955)
NON-CONTROLLING INTERESTS (e)	—	(122,145)	122,145	—	(15,452)	15,452

NET INCOME (LOSS)	$726,125	$456,198	$269,927	$(1,820,160)	$1,671,343	$(3,491,503)
Net loss attributable to non-controlling interest (e)	$(122,145)	$(122,145)		$(15,452)	$(15,452)

NET INCOME (LOSS) ATTRIBUTABLE TO GLG LIFE TECH CORPORATION	$848,270	$578,343	$269,927	$(1,804,708)	$1,686,795	$(3,491,503)

INCOME (LOSS) PER SHARE — Basic	0.01		0.00	(0.03)		(0.05)
INCOME (LOSS) PER SHARE — Diluted	0.01		0.00	(0.03)		(0.05)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
— BASIC	79,234,614		79,234,614	70,418,638		70,418,638
— DILUTED	97,335,605		97,335,605	70,418,638		70,418,638

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  Consolidated Statements of Cash Flow

	For the nine months ended September 30
	2009 U.S. GAAP	2008 U.S. GAAP
	(In Canadian Dollars)
Cash provided by (used in)
Operating activities
Net income (loss)	$726,125	$(1,820,160)
Items not affecting cash:
Amortization of convertible debt discount	—	(816,259)
Stock-based compensation	1,724,701	91,924
Amortization of property, plant and equipment & intangibles	4,362,142	1,397,624
Foreign exchange loss	(3,219,210)	—
Future income tax recovery	(184,856)	—

Changes in non-cash working capital	(5,221,598)	(8,049,600)

Cash flow used by operating activities	(1,812,696)	(9,196,471)

Investing activities
Decrease in short term investment	349,075	—
Increase in loan receivable	—	(117,999)
Decrease in restricted cash	90,710	—
Purchase of property, plant and equipment	(23,190,463)	(32,163,549)

Cash flow used by investing activities	(22,750,678)	(32,281,548)

Financing activities
Increase in short term loan	38,541,000	—
Issuance of common shares	288,999	17,865,873
Repaid advance from a customer	(18,862,472)	—
Increase in advance from a customer	—	17,664,951
Advances from (to) related parties	7,106,014	(410,078)

Cash flow from financing activities	27,073,541	35,120,746

Effect of foreign exchange rate changes on cash and cash equivalents	(978,295)	8,393,816

CHANGE IN CASH AND CASH EQUIVALENTS	1,531,872	2,036,544
CASH AND CASH EQUIVALENTS, beginning of period	7,362,671	28,253,580

CASH AND CASH EQUIVALENTS, end of period	$8,894,543	$30,290,124

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  Consolidated Statements of Shareholders' Equity Under U.S. GAAP

	*Common Shares				Accumulated Other Comprehensive Income
				Contributed Surplus			Non Controlling Interest
	Number	Amount	Warrants			Deficit		Total
	(In Canadian Dollars)
Balance, December 31, 2007	65,584,060	61,052,731	15,621,694	3,805,150	(1,307,926)	(1,151,922)	—	78,019,727

Warrants exercised	5,085,839	20,235,133	(2,453,160)					17,781,973
Options exercised	208,067	125,527		(63,107)				62,420
Convertible debenture redeemed for shares	1,976,082	6,916,288	(1,447,443)	531,155				6,000,000
Stock issued for cash	1,290,614	1,060,004						1,060,004
Stock-based compensation				260,572				260,572
Shares issued for AHTD acquisition	4,375,000	3,368,750						3,368,750
Change in foreign currency translation					22,003,934			22,003,934
Non-controlling interest contributions							235,485	235,485
Net (loss) income						(8,596,904)	(68,274)	(8,665,178)

Balance, December 31, 2008	78,519,662	$92,758,433	$11,721,091	$4,533,770	$20,696,008	$(9,748,826)	$167,211	$120,127,687

Warrants expired			(11,721,091)	11,721,091				—
Options exercised	963,333	581,178		(292,179)				288,999
Stock-based compensation	1,135,400	1,452,669		272,033				1,724,702
Shares cancelled	(4)							—
Change in foreign currency translation					(12,479,772)		2,310	(12,477,462)
Net (loss) income						848,270	(122,145)	726,125

Balance, September 30, 2009	80,618,391	$94,792,280	—	$16,234,715	$8,216,236	$(8,900,556)	$47,376	$110,390,051

  As a result of the above adjustments, the components of other comprehensive income under U.S. GAAP are as follows:

  Statement of Comprehensive Income

	Nine months period ended September 30,
	2009	2008
	(in Canadian Dollars)
Net income (loss) under U.S. GAAP	$726,125	$(1,820,160)

Foreign currency translation adjustments	(12,479,772)	7,887,750

Other comprehensive income	(12,479,772)	7,887,750

Comprehensive (loss) earnings	(11,753,647)	6,067,590
Comprehensive loss attributable to non-controlling interest	(122,145)	(15,452)

Comprehensive earnings for the period attributable to GLG Life Tech Corp.	$(11,631,502)	$6,083,042

  The calculation of basic earnings per share for the nine months period ended September 30, 2009 is based on the weighted average number of shares outstanding. Diluted earnings per share reflect the dilutive effect of the exercise of options, warrants and reserved for issuance related to the AHTD acquisition. For the nine months period ended September 30, 2008, 5,538,866 share options, 8,750,000 shares reserved for issuance related to the AHTD acquisition, and 20,641,764 warrants were excluded from the calculation of diluted net

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  income (loss) per common share, as the effect of including them would have been anti-dilutive. The number of shares for the diluted earnings per share as at September 30, 2009 is calculated as follows:

  The calculation of basic earnings per share is based on the weighted average number of shares outstanding. Diluted earnings per share reflect the dilutive effect of the exercise of options. The number of shares for the diluted earnings per share was calculated as follows:

	September 30, 2009	September 30, 2008
Net income (loss) for the period attributable to GLG Life Tech Corporation	$848,270	$(1,804,708)

Weighted average number of shares used in basic earnings per share	79,234,614	70,418,638
Dilutive potential of the following:
Employee/director share options	5,161,036	—
Reserve for AHTD	4,375,000
Warrants issued to private placement and customer	8,564,955	—

Diluted weighted average number of shares outstanding	97,335,605	70,418,638

Earnings per share:
Basic	$0.01	$(0.03)
Diluted	$0.01	$(0.03)

  New Accounting Pronouncements

  In December 2007, the FASB issued ACS 805 (revised 2007), Business Combinations, which provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. This standard also expands required disclosures surrounding the nature and financial effects of business combinations. The standard became effective for the Company January 1, 2009, but did not have a significant impact on the Company's consolidated financial statements.

  In February 2008, the FASB issued Staff ACS 820-10-55-23A, Effective Date of FASB Statement No. 157 which delayed the effective date of ACS 820 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities that are recognized or disclosed in the financial statements at fair value on a nonrecurring basis only. The adoption of this paragraph did not have a significant impact on the Company's consolidated financial statements.

  In March 2008, the FASB issued amendments to ACS 815-10-50 that expand the quarterly and annual disclosure requirements in about an entity's derivative instruments and hedging activities. This section is effective for fiscal years beginning after November 15, 2008 and its adoption did not have an impact on the Company's financial position, results of operations or cash flows as the pronouncement addresses disclosure requirements only.

  In October 2008, the FASB issued ACS 820-10-35-15A, 55A and 55B, Determining Fair Value of a Financial Asset in a Market That Is Not Active, which clarified the application of ACS 820 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. These paragraphs were effective upon issuance, including prior periods for which financial statements had not been issued and its adoption did not have an impact on the Company's financial position, results of operations or cash flows.

GLG LIFE TECH CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  In May 2009, the FASB issued ACS 855-10-50, Subsequent Events, which requires entities to disclose the date through which they have evaluated subsequent events and whether the date corresponds with the release of their financial statements. This subsection is effective for interim and annual periods ending after June 15, 2009.

  In June 2009, the FASB amended ACS 860, Transfers and Servicing, which prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor's continuing involvement in transferred financial assets. Specifically, among other aspects, this standard amended ACS 860 by removing the concept of a qualifying special-purpose entity and removes the exception from applying the Variable Interest subsections of subtopic ACS 810-10 to variable interest entities that are qualifying special-purpose entities. It also modifies the financial components approach used in ACS 860. This standard is effective for transfer of financial assets occurring on or after January 1, 2010. The Company will consider this standard when evaluating future transactions to which it would apply. Historically, the Company has not had any material transfers of financial assets.

  In June 2009, the FASB made amendments to the Variable Interest subsections of subtopic ACS 810-10 which require an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. The amendments also require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The amendments are effective for all variable interest entities and relationships with variable interest entities existing as of January 1, 2010. The Company will consider this standard when evaluating future transactions to which it would apply and it did not impact any existing relationships that the Company has.

QuickLinks

  EXHIBIT 4.5
GLG LIFE TECH CORPORATION CONSOLIDATED BALANCE SHEETS (In Canadian Dollars) (Unaudited)
GLG LIFE TECH CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) For the Periods Ended September 30, 2009 and 2008 (In Canadian Dollars) (Unaudited)
GLG LIFE TECH CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOW For the Periods Ended September 30, 2009 (In Canadian Dollars) (Unaudited)
GLG LIFE TECH CORPORATION CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the Period Ended September 30, 2009 (In Canadian Dollars) (Unaudited)
GLG LIFE TECH CORPORATION NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS